EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2011 relating to the consolidated financial statements of CBOE Holdings, Inc. appearing in the CBOE Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
May 19, 2011